  EDITOR: The following information is for immediate release.

If you have any questions, please contact John A. Featherman, III,

Chairman and CEO of First Chester County Corporation at 484-881-4100

or john.featherman@1nbank.com.

NEWS RELEASE

First Chester County Corporation Reports Earnings for

Second Quarter 2008

West Chester, PA. – July 30, 2008 – First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the “Bank”), announced second quarter net income of $1.84 million for the three-months ended June 30, 2008 compared to $1.78 million for the three-months ended June 30, 2007. Basic earnings per share for the three months ended June 30, 2008 and June 30, 2007 was $0.36 and $0.34, respectively. Diluted earnings per share for the three months ended June 30, 2008 and June 30, 2007 was $0.35 and $0.34, respectively. Net income for the six months ended June 30, 2008 was $3.36 million as compared to $3.15 million during the same period in 2007. Basic earnings per share for the six months ended June 30, 2008 and 2007 was $0.65 and $0.61, respectively. Diluted earnings per share for the six months ended June 30, 2008 and 2007 was $0.65 and $0.60, respectively.

“While many banks are experiencing difficulties, we are pleased that our strategies are producing good asset, deposit and capital growth,” said John A. Featherman, III, First National’s Chairman and CEO. “Sound financial practices have been the backbone of this bank and First National has not been involved with sub-prime mortgage lending. We remain focused on maintaining credit quality and internal capital growth and believe that we are generally more risk averse than large national banks.”

The increase in net income for the three months ended June 30, 2008 compared to the same period in 2007, was the result of an increase in net interest income combined with decreases in non-interest expense and taxes, offset in part by an increase in the provision for loan and lease losses and a decrease in non-interest income. The increase in net income for the six months ended June 30, 2008 compared to the same period in 2007, was primarily the result of an increase in net interest income

First Chester County Corporation

combined with an increase in non-interest income and a reduction in taxes, offset in part by an increase in the provision for loan and lease losses. During the second quarter of 2008, the company deferred certain loan origination costs that should have been previously deferred under SFAS91. This resulted in a $417 thousand pretax reduction of salary and employee benefits expense in the second quarter of 2008. The 2007 results also include $507 thousand of pretax gains and interest income recorded in second quarter of 2007 from the sale of a $5.9 million loan that had been on non-accrual status.

Interest income for the second quarter of 2007 includes the recognition of $282 thousand of income related to the sale of on the aforementioned non-accrual loan. Exclusive of this, interest income for the six months ended June 30, 2008 increased over the same period in 2007 mainly from growth in the loan portfolio. This growth was partially offset by decreases in the rates earned on interest-earning assets. Excluding the $282 thousand of interest, interest income for the three months ended June 30, 2008 decreased over the same period in 2007 mainly from decreases in the rates earned on interest-earning assets, partially offset by growth in the loan portfolio. Gross loans and leases grew 9.2% or $66.0 million from $720.5 million at June 30, 2007, to $786.5 million at June 30, 2008.

During the three and six months ended June 30, 2008, interest expense decreased, when compared to the same periods in 2007, driven mainly by a decrease in brokered CD balances. Over the second half of 2007 and the first half of 2008, the Bank has been replacing higher cost brokered CD funding with funding from lower cost Federal Home Loan Bank (“FHLB”) advances. Deposits decreased 8.2% or $64.9 million from $794.2 million at June 30, 2007 to $729.3 million at June 30, 2008 while FHLB advances and other borrowings grew $87.7 million to $153.1 million, from $65.5 million at June 30, 2007. Excluding the decline in brokered CD balances, deposits increased 1.6% or $11.6 million from $717.7 million at June 30, 2007 to $729.3 million at June 30, 2008. The decrease in interest expense for the three and six months ended June 30, 2008 was also due to a decision to decrease interest rates paid on deposits. This decision reflected recent Federal Reserve rate reductions and market interest rates.

First Chester County Corporation

Non-interest income for the first and second quarters of 2008 includes $262 thousand of gains and a $78 thousand loss, respectively, on the sale of investment securities. These sales occurred as a result of normal portfolio management. Non-interest income for the six months ended June 30, 2007 includes a $225 thousand gain recorded in the second quarter of 2007 related to the sale of the non-accrual loan that was previously mentioned. Excluding these items, non-interest income for the three and six months ended June 30, 2008 increased over the same periods in 2007. A large part of this increase is attributable to income from the Bank’s Bank-Owned Life Insurance Policies.

Non-interest expense for the three and six months ended June 30, 2008 includes a $417 thousand reduction of salary and benefits expense associated with loan origination costs not previously deferred in prior periods. Excluding this item, non-interest expense for the three and six months ended June 30, 2008 increased over the same periods in 2007. These increases were primarily due to higher occupancy expense as well as higher FDIC insurance premiums in the first and second quarters of 2008 as compared to 2007. The higher occupancy expense was mainly due to the addition of the Longwood and Downingtown branches while the increase in the FDIC expense reflects the impact of 2006 legislation that increased FDIC premiums for all commercial banks. The increased premium does not indicate any change in the FDIC risk assessment for the Bank.

Income tax expense decreased $85 thousand and $77 thousand for the three and six months ended June 30, 2008, respectively, mainly due to increases in permanent differences as a relative percentage of pretax income.

Total assets increased $61.4 million or 6.7% from December 31, 2007 and total deposits increased $24.4 million or 3.5% for the same period. FHLB advances and other borrowings increased $37.7 million or 32.7% from December 31, 2007. Gross loans and leases increased $43.1 million or 5.8% for the six month period ended June 30, 2008 from December 31, 2007.

First Chester County Corporation

During the three and six months ended June 30, 2008, the Corporation recorded a $449 thousand and $660 thousand provision for loan and lease losses, respectively, as compared to $0 for the same periods in 2007. The increase in the provision for loan and lease losses was driven mainly by loan growth combined with the effects of a slowing economy. The percentage of non-accrual loans to gross loans was .26% at June 30, 2008 compared to .16% at December 31, 2007 and .17% at June 30, 2007. The allowance for loan and lease losses as a percentage of loans at June 30, 2008 was 1.07% compared to 1.05% at December 31, 2007 and 1.12% at June 30, 2007.

“We continue to be cautiously optimistic about the Chester County economy as well as the credit quality of our loan portfolio. Net charge-offs for the six months ended June 30, 2008 were $79 thousand, a 50% reduction from $159 thousand during the same period in 2007,” said Kevin C. Quinn, First National’s President.

First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

Please refer to the attached financial data for further details.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,187,248 shares outstanding and is traded in the over-the-counter market under the symbol of “FCEC.” For more information, please contact the Bank’s Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.

See attached data schedule for additional information.

First Chester County Corporation

Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)

SELECTED FINANCIAL DATA	June 30,		December 31,
	2008	2007	2007

Total assets	$ 976,150	$ 951,624	$ 914,781
Gross loans and leases	786,548	720,530	743,440
Allowance for loan and lease losses	8,433	8,059	7,817
Total investment securities	114,855	92,690	97,977
Deposits	729,346	794,206	704,898
Federal Home Loan Bank and other borrowings	153,102	65,450	115,384
Shareholders’ equity	68,641	63,717	67,979
Average assets	973,975	886,490	896,622
Average equity	69,187	63,479	64,772
Non-accrual loans	2,042	1,241	1,194

Financial Management Services
Assets under management & custody *	557,016	566,031	591,297

STATEMENT OF INCOME	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2008	2007	2008	2007

Interest income	$ 13,796	$ 14,323	$ 27,873	$ 27,846
Interest expense	5,647	6,369	11,846	12,192

Net interest income	8,149	7,954	16,027	15,654

Provision for loan and lease losses	449	-	660	-

Net interest income after	7,700	7,954	15,367	15,654
provision for loan and lease losses

Wealth management and advisory services	1,080	1,069	2,075	2,046
Service charges on deposit accounts	643	569	1,196	1,107
Net investment securities gain (losses)	(78)	-	184	2
Operating lease rental income	330	316	639	623
Gains on sales of fixed assets and OREO	45	-	91	-
Gain on the sales of loans	94	351	164	419
Bank-owned life insurance	92	-	157	-
Other	565	530	1,123	993

Non-interest income	2,771	2,835	5,629	5,190

Salaries and employee benefits	4,201	4,893	8,998	9,593
Occupancy, equipment, and data processing	1,470	1,278	2,908	2,632
Depreciation expense on operating leases	271	261	526	519
Bank shares tax	193	160	386	320
Professional services	495	482	919	996
Marketing	335	291	533	529
Other	1,040	936	2,183	1,843

Non-interest expense	8,005	8,301	16,453	16,432

Income before income taxes	2,466	2,488	4,543	4,412

Income taxes	624	709	1,181	1,258

Net income	$ 1,842	$ 1,779	$ 3,362	$ 3,154

PER SHARE DATA

Net income per share (Basic)	$ 0.36	$ 0.34	$ 0.65	$ 0.61
Net income per share (Diluted)	$ 0.35	$ 0.34	$ 0.65	$ 0.60
Cash dividends declared	$ 0.1400	$ 0.1350	$ 0.2800	$ 0.2700
Book value	$ 13.23	$ 12.31	$ 13.23	$ 12.31
Average bid/ask	$ 15.00	$ 20.13	$ 15.00	$ 20.13
Basic weighted average shares	5,187,398	5,170,123	5,181,955	5,156,886
Diluted weighted average shares	5,206,736	5,230,283	5,202,278	5,222,362